Exhibit 99.1


FOR IMMEDIATE RELEASE - 10 August 2006

      Announcement Regarding a Possible Offer for Enodis Plc ("Enodis") by
                     The Middleby Corporation ("Middleby")



Set out below is the text of a letter sent by Middleby to Enodis yesterday at the request of Enodis.


STRICTLY PRIVATE AND CONFIDE NTIAL

                                                                  9 August 2006

Letter to the chairman of Enodis:

I wanted to inform you directly of Middleby's continuing interest in working with you and your colleagues to agree the terms of a recommended offer for Enodis.

Since you and I first spoke in November 2005 concerning our interest in acquiring Enodis we have conducted extensive preparation of an offer including financing and synergies. When we made our approach in May 2006 I was able to inform you that we had prepared an all cash offer of 195 pence per share for which financing would be available and that we needed to work with you to confirm our view of the synergies which drove the value of our offer.


We remain convinced that the logic for combining our businesses is strong and that, if given access to perform due diligence, together we will be able to structure a transaction that your shareholders find compelling. I have outlined to you and your team the key items that we need to review to be able to complete our due diligence and review our proposal of 195 pence, focusing closely on the quantum and timing of synergies and with what degree of confidence we can forecast their being realised. You have told us that you are not prepared to provide us with the help we have requested.


I am conscious that our current deadline of 14 August is approaching and without your engaging in detailed discussions on a timetable which is extended we will have to withdraw our approach and announce that we will not be proceeding with an offer for the Company.


You will, I am sure, understand that I must add that even if you provided us the due diligence access that we seek there can be no guarantee that we will make an offer or if we do make an offer that it will be more than 195 pence.

Sincerely,


Selim Bassoul
Chairman of the Board



Middleby requested a response to this letter by 1.00pm today, 10 August. Enodis declined to respond as requested, instead making it a public rejection statement.

Middleby's position is now that:

- It has a strong continuing interest in agreeing the terms of a recommended offer for Enodis.

- It has been refused the due diligence access it has sought to substantiate the synergies which drive the value of its offer.

- Since Middleby made its first written approach in April, Enodis has declined to provide assistance. All Middleby has received has been the information supplied to Manitowoc which Enodis was obligated to provide to Middleby. This has been highly limited in scope, with little in written form, and is insufficient to substantiate the making of an offer.

- Middleby would welcome a positive and constructive engagement with Enodis which it still believes is in the best interest of both companies and their shareholders.

- Middleby will not make an offer for Enodis of less than 195 pence in cash and has made clear to Enodis management that it is prepared to raise its proposal above 195 pence if additional value was found through the due diligence process.


Statements in this press release or otherwise attributable to the company regarding the company's business which are not historical fact are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company cautions investors that such statements are estimates of future performance and are highly dependent upon a variety of important factors that could cause actual results to differ materially from such statements. Such factors include volatility in earnings resulting from goodwill impairment losses; variability in financing costs; quarterly variations in operating results; dependence on key customers; international exposure; foreign exchange and political risks affecting international sales; protection of trademarks, copyrights and other intellectual property; changing market conditions; the impact of competitive products and pricing; the timely development and market acceptance of the company's products; the availability and cost of raw materials; and other risks detailed herein and from time-to-time in the company's SEC filings.


Dealing Disclosure Requirements

Any proposal to be made to Enodis, and any potential offer by Middleby for Enodis, is subject to the UK City Code on Takeovers and Mergers (the "City Code").

Under the provisions of Rule 8.3 of the City Code, if any person is, or becomes, "interested" (directly or indirectly) in 1% or more of any class of "relevant securities" of Enodis, all "dealings" in any "relevant securities" of that company (including by means of an option in respect of, or a derivative referenced to, any such "relevant securities") must be publicly disclosed by no later than 3.30 pm (London time) on the London business day following the date of the relevant transaction. This requirement will continue until the date on which the offer becomes, or is declared, unconditional as to acceptances, lapses or is otherwise withdrawn or on which the "offer period" otherwise ends. If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire an "interest" in "relevant securities" of Enodis, they will be deemed to be a single person for the purpose of Rule 8.3.


Under the provisions of Rule 8.1 of the Code, all "dealings" in "relevant securities" of Enodis by Middleby or Enodis, or by any of their respective "associates", must be disclosed by no later than 12.00 noon (London time) on the London business day following the date of the relevant transaction.


A disclosure table, giving details of the companies in whose "relevant securities" "dealings" should be disclosed, and the number of such securities in issue, can be found on the Takeover Panel's website at www.thetakeoverpanel.org.uk.

"Interests in securities" arise, in summary, when a person has long economic exposure, whether conditional or absolute, to changes in the price of securities. In particular, a person will be treated as having an "interest" by virtue of the ownership or control of securities, or by virtue of any option in respect of, or derivative referenced to, securities.

Terms in quotation marks are defined in the Code, which can also be found on the Panel's website. If you are in any doubt as to whether or not you are required to disclose a "dealing" under Rule 8, you should consult the Panel.


Enquiries:

Banc of America Securities - financial adviser to Middleby

     Paul Mullins, Managing Director        Tel:  +44 (0)20  7174 5343
     Geoff Iles, Associate                  Tel:  +44 (0)20  7174 4522